Exhibit 10.1

July 5, 2023

SORRENTO THERAPEUTICS, INC.

SCINTILLA PHARMACEUTICALS, INC.

Debtor-in-Possession Term Loan Facility

Summary of Terms and Conditions

This term sheet (together with the exhibits and schedules hereto, the “Term Sheet”) sets forth a summary of the terms and conditions with respect to the DIP Facility (as defined below) from and after, and subject to, the entry of the Junior Interim Order (as defined below). This Term Sheet shall be a binding agreement from and after, and subject to, the entry of the Junior Interim Order with respect to the DIP Loans (as defined below) but does not purport to summarize all of the terms, conditions, representations and other provisions with respect to the DIP Facility, which will be set forth in the DIP Documents (as defined below). The obligation of the DIP Lender (as defined below) to provide financing pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages to this Term Sheet by each of the parties hereto and shall be subject to the conditions precedent and other terms and conditions set forth herein. In the event of any conflict between this Term Sheet and the terms of the Junior Interim Order or the Final Order (in each case, as defined below), the terms of the Junior Interim Order or the Final Order (as applicable) shall govern.

The statements contained in this Term Sheet and all discussions between and among the parties in connection herewith constitute privileged communications that shall not be disclosed or introduced pursuant to Federal Rule of Evidence 408 and/or other applicable law, unless otherwise required by judicial order or applicable law. All assumptions, principles and numbers are based upon and subject to continuing due diligence and are subject to change as the parties’ positions develop further.

1.	Borrowers:	• SORRENTO THERAPEUTICS, INC. (“Sorrento”) and SCINTILLA PHARMACEUTICALS, INC. (each a “Borrower” and collectively, the “Borrowers”), as debtors and debtors-in-possession in Case No. 23-90085 (DRJ) (Jointly Administered) (the “Chapter 11 Cases” (the Borrowers shall be referred to herein under the Chapter 11 Cases, each as a “Debtor” and collectively, the “Debtors”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on February 13, 2023 (the “Petition Date”).

2.	Guarantors:	• Each of Sorrento’s existing and future, direct and indirect domestic or foreign subsidiaries that become debtors and debtors-in-possession in the Chapter 11 Cases (collectively, the “Guarantors” and together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”). As of the date of the Junior Interim Order, the only two Loan Parties shall be the Borrowers. No Guarantor shall be added as a Loan Party unless such Guarantor guarantees the Priming Obligations (as hereafter defined).

• The DIP Obligations (as defined below) of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by the Guarantors.

3.	DIP Lender:	• SCILEX HOLDING COMPANY and/or its designees or its assignees (the “DIP Lender”).

4.	Type and Amount of the DIP Facility:	• A non-amortizing super-priority junior secured term loan facility in an aggregate principal amount not to exceed the sum of (i) $20,000,000 (the “Base Amount”), plus (ii) the amount of the Commitment Fee and the Funding Fee, plus (iii) the amount of the Junior DIP Lender Holdback (as defined in the Junior Interim Order) (the “DIP Facility”; the DIP Lender’s commitments under the DIP Facility, the “DIP Commitments”; and the loans under the DIP Facility, the “DIP Loans”). For the avoidance of doubt, the DIP Loans will be funded net of items (ii) and (iii) above, which amounts will be retained by DIP Lender and applied in payment of such items in accordance with this term sheet and the Junior Interim Order, resulting in the cash proceeds of the DIP Loans to the Borrowers in the amount of $20,000,000.

•   The borrowing of DIP Loans shall permanently decrease the DIP Commitments, and DIP Loans repaid may not be reborrowed.

•   Loan proceeds to be funded into a newly established funding account (the “DIP Accounts”), subject to a first priority control agreement solely in favor of the DIP Lender to be entered into within seven business days of the entry of the Junior Interim Order, subject to a 15-day cure period if the Loan Parties are using commercially reasonable efforts to obtain a satisfactory control agreement.

5.	Availability:	Upon the Bankruptcy Court’s entry of the Junior Interim Order (as defined below), and satisfaction of all applicable conditions precedent described herein, the full amount of the DIP Facility shall be available to the Debtors, subject to compliance with the terms, conditions and covenants described in the DIP Documents, in a single draw (the “Draw”), upon one (1) business days’ written notice (or such shorter period as may be reasonably agreed by the DIP Lender).

6.	Maturity and Termination

Subject to the Subordination Agreement (as hereafter defined), all DIP Obligations (as defined below) shall be due and payable in full in cash (or such other form of consideration as the DIP Lender and the Borrowers may mutually agree) on the earliest of (such earliest date, the “DIP Termination Date”):

i.   September 30, 2023;

ii.  the effective date of any chapter 11 plan of reorganization with respect to the Borrowers or any other Debtor (a “Plan”);

iii.   the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to Section 363 of the Bankruptcy Code;

iv.   the date of the acceleration of the DIP Loans and the termination of the DIP Commitments in accordance with the DIP Documents;

v.  dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and

vi.   July 31, 2023, unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

In no event shall the DIP Obligations mature before the maturity date of the Priming Obligations as in effect on the date of the Junior Interim Order.

7.	Interest Rate:	• The DIP Loans shall bear interest at a per annum rate equal to 12.00% payable in kind (PIK) on the first day of each month in arrears and on the DIP Termination Date (the “Non-Default Interest”).

•   Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default (as defined below), the DIP Loans shall bear interest at an additional per annum rate of 2.00%, payable in kind, plus the Non-Default Interest, on the first day of each month and on the DIP Termination Date.

8.	Commitment, Exit & Funding Fee:	• The Borrowers shall pay to the DIP Lender a commitment fee equal to 1% of the Base Amount (the “Commitment Fee”). The Commitment Fee shall be fully earned and non-refundable, upon entry of the Junior Interim Order, and shall be payable on the date of the Draw by being added to the principal amount of the DIP Loans as contemplated above.

•   The Borrowers shall pay to the DIP Lender a funding fee equal to 1% of the amount of the Base Amount (the “Funding Fee”). The Funding Fee shall be fully earned and non-refundable, upon entry of the Junior Interim Order and shall be payable on the date of the Draw by being added to the principal amount of the DIP Loans as contemplated above.

•   Upon repayment or satisfaction of the DIP Loans in whole or in part the Borrowers shall pay to the DIP Lender in cash an exit fee equal to 2% of the aggregate principal amount of the DIP Facility on the date of the Draw (the “Exit Fee”). The Exit Fee shall be fully earned and non-refundable upon entry of the Junior Interim Order. If the DIP Termination Date has occurred solely as a result of the occurrence and continuation of an Event of Default under the DIP Documents, then the Exit Fee shall not be payable until the DIP Obligations have been accelerated by the DIP Lender or the DIP Obligations have matured in accordance with their terms.

• The Commitment Fee, the Exit Fee, and the Funding Fee shall be approved by the Bankruptcy Court as part of the Junior Interim Order and the Final Order, respectively. If such premiums are not approved by the Bankruptcy Court, this Term Sheet shall automatically terminate and be of no further force and effect.

9.	Use of Proceeds:	• The proceeds of the DIP Facility shall be used only for the following purposes and, excluding payments pursuant to clause (ii) below or payments of the DIP Lender Legal Expenses paid pursuant to the terms hereof, subject to the Budget and 20% permitted variances as set forth below:

i.   working capital and other general corporate purposes of the Borrowers and the Guarantors and certain subsidiaries as reflected in the Budget;

ii.  professional fees and expenses of administering the Chapter 11 Cases, to the extent the Bankruptcy Court authorizes payment (including fees incurred prior to the Closing Date);

iii.   interest, fees and expenses payable under the DIP Facility, including, without limitation, the Commitment Fee, the Funding Fee and the Exit Fee and the DIP Lender Legal Expenses; and

iv.   interest and other amounts payable under the Priming Credit Agreement.

•   Notwithstanding any other provision of this Term Sheet, no DIP Loans or DIP Collateral (as defined below), or any portion of the Carve-Out may be used directly or indirectly by any Debtor, any Guarantor, any official committee appointed in the Chapter 11 Cases (the “Committees”), or any trustee appointed in the Chapter 11 Cases or any successor cases, including any chapter 7 cases, or any other person, party or entity:

i.   [reserved];

ii.  to prevent, hinder, or otherwise delay the DIP Lender’s enforcement or realization on the DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Junior Interim Order or the Final Order, as applicable, each in accordance with the DIP Documents and the Junior Interim Order or the Final Order, as applicable; provided, however, that no such restrictions shall apply to (a) objections to the Final Order or (b) avoidance actions against the DIP Lender that are not related to the DIP Facility or the DIP Loans;

iii.   to seek to modify any of the rights and remedies granted to the DIP Lender under the Junior Interim Order or the Final Order (other than with the consents contemplated thereunder), or the DIP Documents, as applicable; or

iv.   to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Claims, unless permitted under the DIP Documents or unless all DIP Obligations, and claims granted to the DIP Lender under the Junior Interim Order or the Final Order, as applicable, have been refinanced or paid in full in cash or otherwise agreed to in writing by the DIP Lender.

10.	Voluntary Prepayments:	Subject to the Subordination Agreement, voluntary prepayments of the DIP Loans shall be permitted at any time, subject to (i) payment of the Exit Fee due thereon, which shall be due and payable on the date of such voluntary prepayment; and (ii) in minimum amounts of at least $1,000,000 of principal.

11.	Security:	• As security for the DIP Obligations, each Loan Party shall grant to the DIP Lender, subject to the Carve-Out and any transaction fee or the like owed to Moelis & Company LLC or M3 Advisory Partners, LP: (i) a first-priority security interest in and continuing lien on all proceeds of the DIP Facility and the DIP Accounts and (ii) a second-priority security interest in and continuing lien on all of such Loan Party’s right, title and interest in, to and under all the Loan Parties’ other assets, including, but not limited to the following, in each case, whether now owned or existing or hereafter acquired, created or arising and wherever located (collectively, clauses (i) and (ii) the “DIP Collateral”, and clause (ii) alone, the “Common Collateral”): all assets and property of such Loan Party and its estate, real or personal, tangible or intangible, now owned or hereafter acquired, whether arising before or after the Petition Date, including, without limitation, all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, chattel paper, letters of credit and letter of credit rights, investment property, commercial tort claims, arbitration awards, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, fixtures, all interests in leaseholds and real properties, all patents, copyrights, trademarks, all trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), together with all books and records relating to the foregoing, all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (as such terms are defined in the Uniform Commercial Code as in effect from time to time in the State of New York) and proceeds of any actions under Sections 544, 545, 547, 548 and 550 of the Bankruptcy Code, other than, in each case “Excluded Assets” (which shall be defined in a manner consistent with the Priming Credit Agreement). Excluded Assets shall include causes of action (and proceeds thereof) under chapter 5 of the Bankruptcy Code or otherwise related to (i) the distribution by Sorrento of its common stock in the DIP Lender to Sorrento’s shareholders on or about January 19, 2023, (ii) the current or former directors or officers of the Borrowers or the DIP Lender (other than in connection with the DIP Facility), (iii) the DIP Lender (other than in connection with the DIP Facility), (iv) any transfer by the Borrowers to any of their subsidiaries or affiliates occurring prior to the Petition Date, and (v) any insider or affiliate transaction, including investments by Sorrento in other companies (such causes of action related to the items referenced in the foregoing clauses (i)-(v), the “Excluded Claims”). Excluded Assets shall also include insurance policies and proceeds thereof relating to the foregoing Excluded Assets.

• In addition to appropriate orders of the Bankruptcy Court granting and perfecting such liens, the Loan Parties shall take all other commercially reasonable steps (including the execution and filing of UCC financing statements) requested by DIP Lender with respect to such security interests and liens.

12.	Priority and Security:	• The liens on the DIP Collateral securing the DIP Obligations (the “DIP Liens”) shall mean the liens described above and shall have the priority set forth in the Junior Interim Order and the Final Order.

• Until such time as the Priming Obligations have been indefeasibly paid in full in cash and all financing agreements between the Borrowers and the Priming Lender are terminated: (i) the DIP Lender will not receive any cash payments (other than as expressly set forth herein); provided, however, that the Borrowers shall be permitted to (x) make expense reimbursement payments (including in respect of the DIP Lender Legal Expenses) in accordance with the terms hereof, (y) make payments in kind of accrued interest and fees, in each case, in accordance with the terms hereof, and (z) repay the DIP Loans with any unused proceeds of the DIP Loans remaining in the DIP Accounts if the Final Order on terms acceptable to the DIP Lender is not entered by July 31, 2023; (ii) any liens granted by the Borrowers in favor of the Priming Lender to secure the Priming Obligations shall in all respects be first and senior liens, superior to any DIP Liens (other than with respect to the proceeds of the DIP Loans in the DIP Accounts, the DIP Accounts, and the Junior DIP Lender Holdback) (collectively, the “First Priority DIP Liens”); and (iii) any right of the DIP Lender to accelerate the maturity of the DIP Loans (unless the Priming Obligations have been accelerated or have otherwise matured in accordance with their terms as in effect on the date of the Junior Interim Order) or enforce any rights against the Common Collateral (other than the DIP Account and the Junior DIP Lender Holdback) shall be suspended, provided, however that any acceleration of the DIP Loans or exercise of remedies shall be subject at all times to the Subordination Agreement.

• The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be affected and perfected upon entry of the Junior Interim Order and without the necessity of the execution of mortgages, landlord agreements, security agreements, pledge agreements, control agreements, financing statements or other agreements.

•   Subject to (i) the Carve-Out, (ii) the Priming Obligations, and (iii) transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP, all obligations of the Loan Parties under the DIP Documents, including, without limitation, all principal, accrued interest, costs, fees and premiums provided for therein, and all obligations of the Loan Parties under the DIP Facility (the “DIP Obligations”) shall be entitled to super priority claim status pursuant to Section 364(c)(1) of the Bankruptcy Code, with priority over any and all administrative expense claims and unsecured claims, of any kind or nature whatsoever, now existing or hereafter arising under the Bankruptcy Code (the “DIP Claims”).

•   Subject to the Carve-Out, the Priming Obligations, transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP, and any equipment liens which were validly perfected as of the Petition Date, all DIP Obligations in respect of the DIP Facility shall be:

i.   pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority claim status in the Chapter 11 Cases (which claims shall be payable from and have recourse to all DIP Collateral); and

ii.  secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a valid, enforceable, fully perfected and automatic first-priority lien on the DIP Collateral.

•   Subject to the Subordination Agreement, DIP Collateral shall also include litigation claim, judgements and any arbitration awards and any such awards hereafter granted or arising at any time before the DIP Obligations are indefeasibly paid in full and the DIP Commitments are terminated other than the Excluded Assets.

•   Notwithstanding anything herein to the contrary, DIP Obligations and DIP Claims shall not be paid with Excluded Claims (including proceeds thereof) (other than any such claims against DIP Lender or any of its subsidiaries, which may (and the proceeds thereof may) be used to repay the DIP Lender, including through the exercise of rights of setoff by the DIP Lender), subject to the Subordination Agreement.

13.	Remedies	• Subject to the Subordination Agreement, all remedies customarily available including (in the Chapter 11 Cases) without limitation those remedies customarily available to senior secured, administrative expense claim of a debtor-in-possession lender, including, without limitation:

i.   declare that the DIP Commitments are terminated, whereupon the DIP Commitments shall be terminated;

ii.  declare the unpaid amount of the DIP Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; or

iii.   take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the DIP Lender permitted under the DIP Documents, or by applicable law.

•   Any exercise of remedies by the DIP Lender shall be subject in all respects to the terms of the Junior Interim Order.

14.	Conditions Precedent to Draw:	• The conditions to the funding of the DIP Loans shall be limited to the following:

i.   entry of the Junior Interim Order on or before July 7, 2023, which order shall not be stayed or subject to appeal;

ii.  delivery of the Initial Budget acceptable to the DIP Lender in its reasonable discretion;

iii.   the Priming Lender shall have consented in writing to entry of the Junior Interim Order approving the DIP Facility and the terms thereof;

iv.   the DIP Lender and the Priming Lender shall have entered into a Subordination and Intercreditor Agreement (the “Subordination Agreement”) on terms satisfactory to the Priming Lender and DIP Lender in all respects in their respective sole discretion;

v.  all out-of-pocket costs, fees and expenses required to be paid to the DIP Lender pursuant to this Term Sheet, the DIP Documents or the Junior Interim Order shall have been paid;

vi.   [reserved]; and

vii.  the Borrowers shall have delivered to the DIP Lender a customary borrowing notice.

15.	Documentation	• Definitive financing documentation (including the Junior Interim Order) with respect to the DIP Loans (the “DIP Documents”) shall be reasonably satisfactory to the DIP Lender and provided that the loan and security agreement in respect of the DIP Facility shall be substantially similar to the Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of March 30, 2023 (the “Priming Credit Agreement”; the obligations thereunder, the “Priming Obligations”), by and among the Borrowers, the guarantors from time to time party thereto and JMB CAPITAL PARTNERS LENDING, LLC (the “Priming Lender”), as in effect on the date of the Interim Hearing (as defined in the Junior Interim Order).

• Terms of the DIP Documents shall be consistent with and substantially similar to the terms of the Priming Credit Agreement, as modified to reflect the nature of the DIP Facility as a second lien financing and the terms of this Term Sheet.

16.	Conditions Subsequent	Subject to Bankruptcy Court approval, the DIP Documents shall be in agreed form by no later than the earlier of (i) fifteen (15) business days from the entry of the Junior Interim Order, and (ii) entry of the Final Order.

17.	Representations and Warranties:	The DIP Documents shall contain representations and warranties with respect to the Loan Parties as are usual and customary in loan documents for similar debtor-in-possession financings and substantially consistent with the representations and warranties in the Priming Credit Agreement.

18.	Affirmative Covenants:

The DIP Lender agrees to (i) consent to Bankruptcy Court approval of and support the proposed settlement between the Borrowers and the Nant Parties (as defined and described in the Debtors’ Motion for Entry of an Order Approving and Implementing Mediation Settlement and Granting Related Relief [Docket Number 810] (the “Mediation Settlement Motion”)) and (ii) in connection therewith, in the event paragraph 4(B) of the proposed settlement order [Docket Number 917] (as may be approved by the Bankruptcy Court) approving the Mediation Settlement Motion is triggered (i.e., the “walkaway scenario”), release any and all of its liens encumbering the causes of actions and other assets that are required to be released and/or transferred by the Borrowers to implement the settlement.

In addition, subject to the “Documentation” section above, the DIP Documents shall contain affirmative covenants (including the requirement to receive copies of the Budget) as are usual and customary with respect to the Loan Parties in loan documents for similar debtor-in-possession financings, including a requirement to maintain the proceeds of the DIP Loans in the DIP Account unless and until applied in accordance with the “Use of Proceeds” section above.

19.	Negative Covenants:	Subject to the “Documentation” section above, the DIP Documents shall contain negative covenants with respect to the Loan Parties as are usual and customary in loan documents for debtor-in-possession financings; provided that the DIP Documents shall include (i) a general basket in respect of asset sales in an amount not to exceed $100,000,000, (ii) a general basket in respect of additional indebtedness in an amount not to exceed $25,000,000, and (iii) a general basket in respect of investments in an amount to be agreed; provided, further, that the indebtedness covenants in the DIP Documents shall cap the amount of the Priming Obligations at an amount equal to (a) the sum of the principal amount thereof outstanding as of the date of the Interim Hearing plus all interest, fees, and expenses (including, without limiting the generality of the foregoing, the Exit Fee (as defined in the Priming Credit Agreement as in effect on the date of the Junior Interim Order)) payable under the Priming Credit Agreement (other than contingent indemnification obligations as to which no claim has been asserted) as in effect on the date of the Junior Interim Order, less (b) any principal amount of the Priming Obligations repaid or prepaid after the date of the Interim Hearing.

20.	DIP Budget/Variance Reporting:	• The DIP Lender shall receive an extended weekly budget commencing with the week during which the Junior Interim Order is entered, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Debtors through projected emergence (the “Initial Budget”) (the Initial Budget, as modified from time to time in accordance herewith, shall be the “Budget”).

•   The Budget shall be updated and provided to the DIP Lender on the fourth Wednesday following the prior Budget’s approval and every fourth Wednesday thereafter, or more frequently at the reasonable discretion of both the Borrowers and DIP Lender, with such updated Budget extending the term thereof and the DIP Lender, in its reasonable discretion, shall have the right to approve any such updates (or any amendments) (other than any such updates or amendments that are approved by the Priming Lender under the terms of the Priming Credit Agreement and that do not result, in the aggregate when taken together with any other updates or amendments made since the most recent Budget was approved by DIP Lender, in more than a 15% variance from the most recent Budget approved by the DIP Lender) by providing the Borrowers specific notice thereof within five (5) business days after the delivery by the Borrowers of any such update or amendment (“Updated Budget”) and, (ii) to the extent the DIP Lender provides written notice rejecting the updates (or any amendments), the then existing Budget shall continue to constitute the applicable Budget until such time as an update or amendment is approved by the DIP Lender. In the event the DIP Lender does not provide written notice of its rejection of the proposed updates within such five-day period, the Updated Budget shall become effective as the Budget.

• On a weekly basis thereafter, the Borrowers shall deliver to the DIP Lender a variance report for the four-week period ending the prior Friday comparing the difference/variance, expressed as a percentage (each, a “Budget Variance”), between: (x) total receipts for such period to total receipts for such period as set forth in the Budget on a cumulative 4-week rolling basis; (y) total disbursements (excluding professional fees) for such period to total disbursements (excluding professional fees) for such period as set forth in the Budget on a cumulative 4-week rolling basis (each a “Measuring Period”) and explaining in reasonable detail all material variances, it being understood that any variance solely with respect to net operating disbursements that exceeds 20% shall be material and shall constitute an Event of Default under the DIP Documents (each such report, a “Variance Report,” which shall be in a form satisfactory to the DIP Lender).

• For purposes of each Measuring Period, the Borrowers shall calculate: the numerical difference between “net operating disbursements” plus “net capital expenditures” (such terms reflecting those line items illustrated in the Budget) for such period to “net operating disbursements” plus “net capital expenditures” for such period as set forth in the Budget on a cumulative 4-week rolling basis, and to the extent the difference is a positive number, the percentage such difference is of the cumulative budgeted amount for disbursements for such period (the “Disbursements and Capital Expenditure Variance”). For purposes herein, a “Permitted Variance” shall be limited to not greater than 20% for budget variances with respect to the Disbursements and Capital Expenditure Variance, each as set forth in the applicable Variance Report.

• A copy of all budgets, reports, or other diligence provided to the DIP Lender shall also be provided to the Committees concurrently with and in the same manner as the DIP Lender; provided, that the Committees shall be subject to customary confidentiality obligations with respect to all such materials.

21.	Junior Interim Order:	• The order approving the DIP Facility, which shall be in form and substance reasonably acceptable to the DIP Lender (the “Junior Interim Order”), shall, among other things, authorize and approve:

i.   the making of the DIP Loans;

ii.  the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this Term Sheet and the DIP Documents with respect to the DIP Collateral;

iii.   the exculpation of the DIP Lender (and their respective officers, directors, employees, and professionals);

iv.   the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Lender as described herein under the heading “Indemnification and Reimbursement of Expenses” by the Debtors; and

v.  the payment of the Commitment Fee, the Exit Fee and the Funding Fee, which Commitment Fee, Exit Fee and Funding Fee payments shall not be subject to reduction, setoff or recoupment for any reason, and shall be fully earned upon entry of the Junior Interim Order, in each case only to the extent such fee is earned (in accordance with the DIP Documents) upon entry of the Junior Interim Order.

22.	Final Order	The final order approving the DIP Facility, which shall be substantially in the same form as the Junior Interim Order (with such modifications as are necessary to convert the Interim Order into a final order) and otherwise in form and substance reasonably acceptable to the DIP Lender (the “Final Order”) shall, among other things, authorize and approve the DIP Facility on a final basis, the total amount of the DIP Commitments, and the forms of the DIP Documents and be consistent with the terms of the Subordination Agreement.

23.	Carve-Out	The liens and security interests in the DIP Collateral, and the super-priority administrative claims, shall be subject to the Carve-Out (which shall be defined in the Junior Interim Order) and any transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP.

24.	Events of Default:	• The DIP Documents shall contain events of default (collectively, “Events of Default”) as are usual and customary for debtor-in-possession financing facilities of this type, and substantially consistent with the representations and warranties in the Priming Credit Agreement, including, without limitation:

i.   Payment, non-compliance with covenants set forth in the DIP Documents, judgements in excess of specified amounts, impairment of security interest in the DIP Collateral and other customary defaults, including the loss of the chief restructuring officer (unless a replacement reasonably acceptable to the DIP Lender is appointed within 7 days) and a final non-appealable order vacating the Cynviloq Award (which shall be defined in a manner consistent with the Priming Credit Agreement) (for the avoidance of doubt, the settlement of any litigation or disputes shall not constitute an Event of Default);

ii.  the entry of the Final Order shall have not occurred by July 31, 2023;

iii.   the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

iv.   non-compliance, subject to any applicable grace and/or cure periods, by any Loan Party or any of its subsidiaries with the terms of the Junior Interim Order or the Final Order;

v.  the entry of an order staying, reversing, vacating or otherwise modifying the Junior Interim Order or the Final Order, in each case without the prior written consent of the DIP Lender;

vi.   the entry of an order appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the DIP Lender in its sole discretion;

vii.   the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any material assets of the Loan Parties to which the fair market value of which exceeds $30,000,000;

viii.  the entry of an order (a) surcharging any of the DIP Collateral under Sections 105, 506(c) or any other section of the Bankruptcy Code, (b) allowing any administrative expense claim having priority over or ranking in parity with the DIP Claims or the rights of the DIP Lender, or (c) resulting in the marshaling of any DIP Collateral.

ix.    any action by any Debtor to (a) challenge the rights and remedies of the DIP Lender under the DIP Facility in any of the Chapter 11 Cases or acting in a manner inconsistent with the DIP Documents or (b) avoid or require disgorgement by the DIP Lender of any amounts received in respect of the obligations under the DIP Facility;

x.  entry of an order without the express written consent of the DIP Lender obtaining additional financing from a party other than the DIP Lender under Section 364(d) of the Bankruptcy Code except if such financing contemplates payment in full of the DIP Facility;

xi.    the making of any material payments in respect of prepetition obligations other than (a) as permitted by the Junior Interim Order or the Final Order, (b) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the DIP Lender, (d) as permitted under the DIP Documents, or (d) as otherwise agreed to by the DIP Lender;

xii.   entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the DIP Lender;

xiii.   the Debtors shall seek to, or support any other person’s motion to, (a) disallow in whole or in part the DIP Obligations, (b) challenge the validity and enforceability of the DIP Liens, (c) contest any material provision of any DIP Document;

xiv.  any Debtor shall fail to execute and deliver to the DIP Lender any agreement, financing statement, trademark filing, copyright filing, notices of lien or similar instruments or other documents that the DIP Lender may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the DIP Liens created in favor of the DIP Lender (provided that mortgages shall not be required), subject to the time periods set forth in this Term Sheet; and

xv.  the Priming Lender declares the Priming Obligations due prior to their stated maturity, or the Priming Obligations are not paid in full at their stated maturity.

For the avoidance of doubt, neither (a) investigations or other discovery with respect to any party nor (b) any actions relating to the Excluded Claims shall constitute an Event of Default.

25.	Indemnification and Reimbursement of Expenses:	• The DIP Documents shall contain customary indemnification provisions for the benefit of the DIP Lender, and its related parties, including, without limitation, indemnification against losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated by the DIP Documents or the use or the proposed use of proceeds thereof, except that, for the avoidance of doubt, no indemnification provision in the DIP Documents shall provide for indemnification with respect to actions relating to the Excluded Claims.

• Subject to the DIP Documents, including the Subordination Agreement and the Budget, all out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of the DIP Lender (solely in such capacity), including the fees and expenses of Paul Hastings LLP, solely as counsel to the DIP Lender, and as necessary, other local counsel solely in their capacity as counsel to the DIP Lender, incurred in connection with the DIP Facility and the Chapter 11 Cases (collectively, the “DIP Lender Legal Expenses”) shall be paid on a current basis, first, from the Junior DIP Lender Holdback until it is exhausted, and thereafter, from the proceeds of the DIP Loan or as provided in clauses (ii) or (iii), below; provided, for the avoidance of doubt, that (i) the provision of the Junior DIP Lender Holdback (as defined in the Junior Interim Order) shall not be deemed to limit the expense reimbursement obligations of the Loan Parties hereunder (but the repayment of such reimbursement obligations shall be subject to the Subordination Agreement), and (ii) subject to approval of the Bankruptcy Court (to the extent required), any DIP Lender Legal Expenses that are paid directly by the DIP Lender (other than through the DIP Account or the Junior DIP Lender Holdback and after the exhaustion of the funds deposited therein) shall be added to the principal amount of the DIP Loans but at all times shall remain subject to the Subordination Agreement; (iii) subject to approval of the Bankruptcy Court (to the extent required), any DIP Lender Legal Expenses (other than such DIP Lender Legal Expenses paid through the Junior DIP Lender Holdback and after the exhaustion of the funds deposited therein) that are due and payable at any time after the Priming Obligations have been repaid in full may be paid in cash by the Borrowers.

26.	Release:	• The Junior Interim Order and the Final Order shall include a customary release of the DIP Lender, with respect to any and all claims and causes of actions arising from or related to the DIP Facility.

27.	Waivers:	• The Junior Interim Order and the Final Order (as applicable) shall include terms and conditions customary for final DIP financing orders and shall be acceptable to the DIP Lender, including, without limitation, waiver of the automatic stay, credit-bidding rights, “no marshaling” provisions, and waivers of the imposition of costs pursuant to Section 506(c) of the Bankruptcy code and the “equities of the case” exception in Section 552(b) of the Bankruptcy Code, in each case, to the extent applicable.

28.	Governing Law:	• New York (and to the extent applicable, the Bankruptcy Code).

29.	Right of First Refusal	• The DIP Lender shall have a right of first refusal to provide any debtor-in-possession financing during the course of the Chapter 11 Cases to the Loan Parties occurring after the date of the Junior Interim Order until the Chapter 11 Cases are concluded.

IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed as of the date first set forth above.

SORRENTO THERAPEUTICS, INC., as a Borrower

SCINTILLA PHARMACEUTICALS, INC., as a Borrower

By:	/s/ Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Restructuring Officer

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
	Name:	Stephen Ma
	Title:	Chief Accounting Officer